April 18, 2023

J.P. Morgan Investment Management Inc.

277 Park Avenue, Floor 8

New York, N.Y. 10172

Attention: Jessica Badillo

Dear Mrs. Badillo:

The undersigned, Lincoln Financial Investments Corporation (the “Adviser”), is investment adviser to the series of the trust listed on Exhibit A (“Trust”). The Adviser and J.P. Morgan Investment Management Inc. (the “Sub-Adviser”) are parties to a Sub-Advisory Agreement dated September 21, 2012, as amended from time to time (the “Agreement”) pursuant to which the Sub-Adviser provides investment advisory services to the series of the Trust listed on Exhibit A hereto (each a “Fund” and together, the “Funds”).

This letter supplements the Agreement and the Fund’s current prospectus and statement of additional information (collectively, the “Prospectus”) with the representations, warranties and covenants by the Adviser set forth below that the Sub-Adviser will rely upon when entering into Derivatives Transactions (as defined below) and agreements relating to such transactions and other agreements on behalf of the Fund. The Adviser hereby authorizes Sub-Adviser to conclusively rely upon such representations, warranties and covenants as being true, correct and complete on and as of the date hereof and for so long as the Agreement is outstanding or until written notice to the contrary is provided to the Sub-Adviser with respect to any such representation, warranty, or covenant. The Adviser shall provide the Sub-Adviser as soon as practicable with written notice if any of the representations, warranties and covenants set forth in this letter ceases to be true, correct or complete.

For purposes of this letter agreement (the “Letter Agreement”) “Derivatives Transaction” shall mean any contract, transaction or arrangement (whether cleared or uncleared and whether or not exchange traded) as specified in 1.a. -1.d. of Section A below which is authorized for investment by the Prospectus and the Agreement and all necessary or appropriate documentation relating thereto.

A.	Futures, Options, Short Sales and Derivatives Authorization

1.

Subject to this Agreement and the Prospectus (and for the absence of doubt the provisions of this Letter Agreement shall not be deemed to grant the Sub-Adviser authority to make any investment not permitted by the Agreement or the Prospectus), in investing and reinvesting the assets of the Fund, the Sub-Adviser is authorized and empowered as follows:

a.

to purchase, sell, hold, make payments and transfers with respect to, and generally deal in any manner with and in, all futures contracts (and any options on such contracts) and to enter into all documents and agreements relating thereto, including, without limitation, futures contracts with a futures commission merchant or swap dealer with respect to financial instruments and any group or index of securities or commodities (or any interest therein based upon the value thereof), futures account agreements, cleared derivatives transactions addenda, cleared derivatives execution agreements, give-up agreements and related documentation, in each case on such terms and conditions as the Sub-Adviser shall determine;

b.

to engage in “short sales” and to execute or cause to be executed and to enter into any and all documents and agreements related thereto, in each case on such terms and conditions as the Sub-Adviser shall determine;

c.

to enter into, purchase, sell, hold, make payments and transfers with respect to and generally deal in any manner with and in any derivative transactions (whether cleared or uncleared and whether or not exchange traded) and to execute, cause to be executed and enter into all documents and agreements relating thereto (including, without limitation, any master agreements, futures and options agreements, cleared derivatives transactions addenda, cleared derivatives execution agreements and account agreements, give-up agreements, International Swaps and Derivatives Association (“ISDA”) protocols and related documentation), in each case with futures commission merchants, swap dealers, security-based swap dealers or other market participants on such terms and conditions as the Sub-Adviser shall determine, including, without limitation, (i) any transaction that is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, contract for differences, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, security-based swap transaction, weather index transaction or forward purchase or sale of a security, commodity or other financial instrument or interest (including any option with respect to any of these transactions) or (ii) which is a type of transaction that is similar to any transaction referred to in clause (i) above that is currently, or in the future becomes, recurrently entered into in the financial markets and which is a forward, swap, future, option or other derivative on one or more rates, currencies, commodities, equity securities or other equity instruments, debt securities or other debt instruments, economic indices or measures of economic risk or value, or other benchmarks against which payments or deliveries are to be made, and (iii) any combination of these transactions; and

d.

in connection with any transaction or agreement specified in clauses (a) – (c) above, to deposit or transfer any property as collateral with any agent or counterparty, to grant security interests in such collateral and to execute or cause to be executed any and all required or appropriate documentation with respect to such collateral and to make any and all margin payments, all on such terms and conditions as the Sub-Adviser shall determine.

B. Adviser Representations, Warranties and Covenants

1)

The Adviser acknowledges and agrees that, in connection with the Sub-Adviser’s performance of its services under the Agreement (including, without limitation, the execution, delivery and performance of any Derivatives Transactions), the Sub-Adviser will rely on the representations, warranties and covenants of the Adviser and the Fund, on behalf of the Fund, that will be a party to such Derivatives Transactions set forth below. The Adviser hereby authorizes the Sub-Adviser to conclusively rely upon such representations, warranties and covenants as being true, correct and complete on and as of the date hereof and for so long as the Agreement is outstanding or until written notice to the contrary is provided to the Sub-Adviser with respect to any such representation, warranty, or covenant. The Adviser shall provide the Sub-Adviser, as soon as practicable, with written notice if any of the representations, warranties and covenants set forth on this Exhibit A ceases to be true, correct or complete.

2)	The Adviser represents, warrants and covenants as follows:

a.

Each Fund is duly organized and validly existing under the laws of the jurisdiction of its organization or incorporation and, if relevant under such laws, in good standing, and pursuant to the Funds’ governing documents and the laws, rules and regulations applicable to each Fund, such Fund is duly authorized and empowered to permit the Sub-Adviser to undertake all of the actions contemplated hereby (including without limitation, delivering collateral on behalf of each Fund to counterparties).

b.

The Adviser has the power to authorize the Sub-Adviser to execute Derivatives Transactions on the Funds’ behalf, to perform its obligations under any such Derivatives Transactions and has taken, or will take prior to the execution of any such Derivatives Transaction, all necessary action(s) to authorize the execution, delivery and performance of any such Derivatives Transactions.

c.

The Sub-Adviser may enter into the various types of transactions contemplated hereunder on behalf of the Funds under documentation negotiated by the Sub-Adviser for such purpose and neither the Funds, nor any law, rule or regulation applicable with respect to the Funds, requires the Sub-Adviser to include (or not include) any terms, information, conditions, representations or other contractual provisions (other than those that have been attached hereto by the Adviser, if any) in such documentation, such as, without limitation, provisions related to jurisdiction, tax or sovereign immunity.

d.

The Adviser hereby acknowledges that the Sub-Adviser is relying on the Adviser to advise the Sub-Adviser of any terms, information, conditions, representations or other contractual provisions that the Sub-Adviser is required to include (or not include) in such documentation.

e.

Assuming compliance by the Sub-Adviser with the relevant provisions of the Investment Guidelines and the Agreement, the execution, delivery and performance of any Derivatives Transaction will not violate or conflict with any law applicable to the Funds, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of the assets or any contractual restriction binding on or affecting it or any of its assets.

f.

All governmental and other consents that are required to have been obtained by the Funds with respect to the execution and performance of Derivatives Transactions have been obtained and at the time of execution of any such Derivatives Transaction will be in full force and effect and all conditions of any such consents will have been complied with.

g.

Assuming any applicable Derivatives Transaction that is entered into by the Sub-Adviser on behalf of each Fund is a legal, valid and binding obligation of, and enforceable in accordance with its terms against, each of the other parties thereto, each Fund’s obligations under any such Derivatives Transaction constitute or will constitute its legal, valid and binding obligations, enforceable in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).

h.

There is not pending or, to the Adviser’s knowledge, threatened against the Funds or any of the Trust’s or the Funds’ affiliates any action, suit or proceeding at law or in equity or before any court, tribunal, governmental body, agency or official or any arbitrator that is likely to affect the legality, validity or enforceability against it of any Derivatives Transaction to which it is (or may in the future become) a party or its ability to perform its obligations under any such Derivatives Transaction.

i.

The Adviser, on behalf of each Fund, is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice) the terms and conditions of entering into Derivatives Transactions, and understands and accepts, the risks of entering into Derivatives Transactions. Each Fund assumes the financial and other risks of any Derivatives Transactions to which it is, or in the future may become, a party. The Adviser, on behalf of the Funds, understands that the counterparties to any Derivatives Transactions are not, and will not be, acting as a fiduciary for or an adviser to each Fund in respect of such Derivatives Transactions.

j.

The Adviser, on behalf of each Fund, understands that the counterparties to Derivatives Transactions generally will be entitled to request or receive certain certificates, opinions, financial statements, documents (including without limitation, copies of this Agreement and the Investment Guidelines) or information in accordance with the terms of such Derivatives Transactions (collectively, “Information”) from the Funds and the Trust’s’s custodian, and will be entitled to rely conclusively upon any Information furnished to the counterparty. The Adviser, on behalf of the Funds, covenants that it shall provide, or cause to be provided, to the Sub-Adviser such Information as may be required of such persons under any Derivative Transactions, or as the Sub-Adviser may reasonably request from time to time to satisfy its obligations under any Derivative Transactions and that such Information will, as of the date of such Information, be true, accurate and complete in all material respects and the Sub-Adviser may provide such Information to such counterparties. The Adviser, on behalf of each Fund, understands that any failure to provide Information in connection with Derivatives Transactions in a timely fashion may result in counterparties’ termination of certain Derivative Transactions.

k.

With respect to any Derivatives Transaction executed on behalf of each Fund on or under the rules of any swaps execution facility or any security-based swaps execution facility (each such swaps execution facility and such security-based swaps execution facility being a “SEF”), to the extent required by such SEF under its rulebook or otherwise, the Adviser, on behalf of each Fund: (a) consents to the jurisdiction of such SEF in connection with and with respect to any such Derivatives Transaction; (b) agrees that every such Derivatives Transaction shall import all the terms of the rules of such SEF insofar as they are applicable to such Derivatives Transaction; (c) agrees that the Sub-Adviser shall be permitted to comply with all requirements of such SEF’s rulebook and any other arrangements, provisions and directions given by such SEF; (d) agrees that it (the Adviser) shall provide to such SEF and its agents, including its regulatory service provider, access to all books and records, staff and other information necessary for monitoring and enforcement of such SEF’s rulebook; (e) agrees to comply with all disclosure requirements set forth in applicable CFTC rules and regulations, National Futures Association rules and regulations, U.S. Securities and Exchange Commission (“SEC”) rules and regulations and any additional disclosure or other requirements imposed by a SEF’s rulebook; and (f) agrees that all disputes or claims arising out of any Derivatives Transaction executed on or under the rules of a SEF will be resolved by submission to arbitration pursuant to the rulebook of such SEF.

l.

The Adviser acknowledges and agrees that the Sub-Adviser and its affiliates may aggregate transactions in “swaps” (as defined under the Commodity Exchange Act, as amended (“CEA”) and by rules and regulations of the CFTC) on behalf of the Funds together with transactions in “swaps” on behalf of other clients of the Sub-Adviser or its affiliates and may effect such transactions as “block trades” (as defined under the CEA).

m.

Each Fund has reviewed the registration requirements of the CEA and the National Futures Association pertinent to commodity pool operators and has determined that it is in compliance with such requirements to the extent applicable.

n.

In the event the Sub-Adviser is terminated as investment sub-adviser to the Funds, by the Adviser or the Board of the Trust, a successor investment sub-adviser shall have the power and authority to assume any outstanding transaction under the Agreement entered into by the terminated investment sub-adviser.

o.

The Adviser has taken all steps to, and directed the Custodian to, follow all of the Sub-Adviser’s investment related direction with respect to the assets subject to this Agreement, including, without limitation, the posting of any margin, collateral or other assets that may be required under such agreements or arrangements entered into by the Sub-Adviser with respect to the assets of the Funds hereunder. The Adviser represents and warrants that with respect to each Fund, in connection with the Sub-Adviser’s activities described in the Agreement with respect to the Funds, including without limitation, this Exhibit A, such actions are and shall be authorized and permitted under all applicable governing documents of the Trust and will not violate or conflict with any law applicable to the Funds, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting its assets. The Sub-Adviser is not responsible for the custody of the Funds’ assets.

p.	Each Fund is the sole owner of or otherwise has the right to transfer, or pledge, the assets to be used as collateral in connection with the Derivatives Transactions.

q.	The Adviser, on behalf of each Fund, has not granted any lien or security interest in such Fund assets ;

r.

The Adviser, on behalf of each Fund, will take and/or permit the Sub-Adviser, on the Funds’ behalf, to take any and all necessary actions in order to transfer title to, or grant a valid, perfected security interest in (as may be applicable), such assets to a counterparty under the applicable Credit Support Annex or other counterparty documents.

s.

Each Fund is a “Financial Entity”[1] as defined under Section 2(h)(7)(C)(i) of the CEA, without regard to an exemption or exclusion provided in Section 2(h)(7)(C)(ii) of the CEA and CFTC regulations thereunder or in Section 2(h)(7)(C)(iii) of the CEA;

t.	Each Fund is not a “Financial Company” as defined under Section 201(a)(11) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, 12 U.S.C. §5381(a)(11).

u.	Each Fund is not an “Insured Depository Institution” as defined under 12 U.S.C. §1813.

v.	Each Fund is not “Commodity Pool” as defined under Section 1(a)(10) of the CEA[2] and applicable regulations thereunder.

w.

The Adviser, on behalf of each Fund, hereby represents that the Funds reasonably believes that it does fall within one or more of the U.S. Person Categories (as defined in Appendix 1) or would otherwise be deemed to be a “U.S. person” under CFTC Rules.

x.

The Adviser, on behalf of each Fund, is capable of assessing the merits of and understanding (on the Funds’ behalf or through independent professional advice), the terms and conditions of and understands and accepts the risks of entering into and submitting the cleared Derivatives Transactions for clearing and settlement in accordance with this Agreement, including, but not limited to, the risk that: (1) the regulations applicable to cleared Derivatives Transactions, including the rules, regulations and procedures of the applicable clearing organization and each SEF or designated contract market, if any, that the Funds uses in connection with cleared Derivatives Transactions, may differ from the regulations applicable to the execution and clearing of futures contracts; and (2) such cleared Derivatives Transactions may not be afforded the same legal and regulatory treatment as may be afforded the execution and clearing of futures contracts. No clearing member will be acting as a fiduciary for or an adviser to the Funds in respect of the cleared Derivatives Transactions.

y.

The Adviser hereby agrees to provide by prompt written notice to the Sub-Adviser any additional representations, warranties and covenants requested by the Sub-Adviser to the extent such representations, warranties or covenants are requested by counterparties or required by applicable law.

3)

The Adviser (i) asserts that all the representations, warranties or information in or provided in connection with this Exhibit A is true, accurate and complete in all material respects and (ii) agrees to promptly notify the Sub-Adviser in writing of any change to such representations, warranties or information if any of such representations, warranties or information become incorrect or misleading in any respect.

1 Definition available at: http://www.cftc.gov/ucm/groups/public/@lrfederalregister/documents/file/2013-17958a.pdf

2 “CEA” means the United States Commodity Exchange Act.

Protocol(s) Information and Representations:

I.	The full legal name of the Funds that will be party to any Swaps[3] are:

Lincoln Variable Insurance Products Trust - LVIP JPMorgan Core Bond Fund

Lincoln Variable Insurance Products Trust - LVIP JPMorgan Mid Cap Value Fund

Lincoln Variable Insurance Products Trust - LVIP JPMorgan Small Cap Core Fund

Lincoln Variable Insurance Products Trust - LVIP JPMorgan U.S. Equity Fund

____________________________________________________________________________________________

II.	The address of the Funds is:

1301 South Harrison Street

Fort Wayne, Indiana 46802___________________________________________________________________________

III.	The Funds’ U.S. Tax ID numbers (if applicable) are :

LVIP JPMorgan Core Bond Fund – 38-3347500

LVIP JPMorgan Mid Cap Value Fund – 38-3347502

LVIP JPMorgan Small Cap Core Fund – 20-5044196

LVIP JPMorgan U.S. Equity Fund – 38-3231232

____________________________________________________________________________________________

IV.	The main business line of the Funds are: mutual funds_________________________________________________

(e.g., Pension Plans for____ )

(e.g., Endowment for , or City of ____ )

V.	CFTC Interim Compliant Identifier/Legal Entity Identifier/ Global Market Entity Identifier (“CICI/LEI/GMEI”):

The Fund’s CICI/LEI/GMEI is:

3 “Swap” means a “swap” as defined in the Section 1a(47) of the CEA and CFTC Regulation 1.3(xxx). The term Swap also includes any foreign exchange swaps and foreign exchange forwards that may be exempted from regulation as “swaps” by the Secretary of the Treasury pursuant to authority granted by Section 1a(47)(E) of the Commodity Exchange Act.

LVIP JPMorgan Core Bond Fund	549300G0KAUIXSZUYB35
LVIP JPMorgan Mid Cap Value Fund	549300BN8E26I3SIGW49
LVIP JPMorgan Small Cap Core Fund	54930093DX7S6Y3HEW08
LVIP JPMorgan U.S. Equity Fund	549300F8CJLQF0QIZ965

☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐

VI.	Eligible Contract Participant: The Fund is an Eligible Contract Participant because: (please mark the below, as applicable)

(Note: please contact your Client Account Manager if you are unable to mark any of the below boxes in this Section IV)

☐      Financial Institution: The Fund is a “financial institution” as defined in Section 1a(21) of the CEA (a “Financial Institution”).4

☐      Eligible Insurance Company: The Fund is an insurance company that is regulated by a State of the United States, including a regulated subsidiary or affiliate of such insurance company (an “Eligible Insurance Company”).5

☒      Eligible Investment Company: The Fund is an investment company subject to regulation under the Investment Company Act of 1940, as amended (regardless of whether each investor in the investment company is itself an Eligible Contract Participant).6

☐      Eligible Commodity Pool: The Fund is a Commodity Pool that (1) has total assets exceeding $5,000,000 and (2) was formed and is operated by a person subject to regulation under the CEA.7

☐      Large Entity: The Fund is a corporation, partnership, proprietorship, organization, trust, or other entity that has total assets exceeding $10,000,000.8

☐      Hedging entity ECP: The Fund is a corporation, partnership, proprietorship, organization, trust, or other entity that has a net worth exceeding $1,000,000 and enters into Swaps in connection with the conduct of the entity’s business or to manage the risk associated with an

[4]	CEA § 1a(18)(A)(i).
[5]	CEA § 1a(18)(A)(ii).
[6]	CEA § 1a(18)(A)(iii).
[7]

CEA § 1a(18)(A)(iv). The CFTC has interpreted the language “subject to regulation under the Commodity Exchange Act,” for purposes of CFTC Regulation 1.3(m)(6) (effective Dec. 31, 2012) and CEA § 1a(18)(A)(iv) as requiring lawful operation of the Commodity Pool by a person excluded from the definition of “commodity pool operator,” a registered commodity pool operator or a person properly exempt from registration as a commodity pool operator. See 77 Fed. Reg. 30596, 30654-55 (May 23, 2012).

[8]	CEA § 1a(18)(A)(v)(I)-(II).

asset or liability owned or incurred or reasonably likely to be owned or incurred by the entity in the conduct of the entity’s business.9

☐      Employee Benefits Plan: The Fund is an employee benefit plan subject to ERISA10 or a governmental employee benefit plan (1) that has total assets exceeding $5,000,000; or (2) the investment decisions of which are made by (A) an investment adviser or commodity trading advisor subject to regulation under the Sub-Advisers Act of 1940, as amended, or the CEA; (B) a Financial Institution; or (C) an Eligible Insurance Company, or a regulated subsidiary or affiliate of such Eligible Insurance Company.11

☐      Eligible Government Entity: The Fund is (1) a governmental entity (including the United States or a State), or political subdivision of a governmental entity, (2) a multinational or supranational government entity, or (3) an instrumentality, agency, or department of an entity described in clause (1) or (2), and if the Fund is an entity described in clause (1) or (3), the Fund owns and invests on a discretionary basis $50,000,000 or more in investments, or otherwise satisfies the requirements of Section 1a(18)(A)(vii)(III)(aa) or (cc) of the CEA.12

Commodity Pools: Mark the applicable box(es):

a.

☒ The Fund has total assets exceeding $5,000,000 and is operated by (and, if the Fund was formed on or after December 31, 2012, is formed by) (1) a person registered as a Commodity Pool Operator (“CPO”) with the CFTC, (2) a person excluded from the CPO definition under CFTC Regulation 4.5 or otherwise, or (3) a person properly exempt from registration as a CPO under CFTC Regulation 4.13(a)(3) or otherwise.

b.

☐ With respect to Specified FX Transactions[13] that (1) the Fund has total assets exceeding $10,000,000, (2) the Fund was either (i) formed on or before December 31, 2012 or (ii) not formed for the purpose of evading regulation under Section 2(c)(2)(B) or 2(c)(2)(C) of the CEA or related CFTC rules, regulations or orders and (3) is operated by (A) a person registered as a CPO with the CFTC or (B) a person properly exempt from registration as a CPO under CFTC Regulation 4.13(a)(3) or any other regulation specified in CFTC Regulation 1.3(m)(8) or any successor regulation.

c.

☐ With respect to Specified FX Transactions that (1) the Fund has total assets exceeding $5,000,000, (2) the Fund is operated by (and, if the Fund was formed on or after December 31, 2012, is formed by) (A) a person registered as a CPO with the CFTC, (B) a person excluded from the CPO definition under CFTC Regulation 4.5 or otherwise, or (C) a person properly exempt from registration as a CPO under CFTC Regulation 4.13(a)(3) or otherwise, (3) all “direct participants” in the Fund are Eligible Contract Participants, except as specifically permitted by applicable CFTC interpretative guidance with respect to Section 1(a)(18)(A)(iv) of the CEA and CFTC Regulation 1.3(m)(5), and (4) the Fund otherwise satisfies the requirements of Section 1a(18)(A)(iv) of the CEA, CFTC Regulation 1.3(m)(5) and related CFTC interpretations as such requirements, rules and interpretations relate to Specified FX Transactions.

[9]	CEA § 1a(18)(A)(v)(III).
[10]	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
[11]	CEA § 1a(18)(A)(vi).
[12]	CEA § 1a(18)(A)(vii).
[13]	“Specified FX Transactions” means transactions described in Section 2(c)(2)(B)(vi) or 2(c)(2)(C)(vii) of the CEA.

☐    Broker or Dealer – Non natural person: the Fund is a broker or dealer (other than a natural person or proprietorship) subject to regulation under the Securities Exchange Act14,15.

☐    Investment Bank Holding Company: the Fund is an investment bank holding company (as defined in Section 17(i) of the Securities Exchange Act).16

☐      Futures Commission Merchant (FCM) – Non Natural Person: the Fund is a futures commission merchant subject to regulation under the CEA (other than a natural person or proprietorship).17

VII.	Special Entity status:

(i) Non-Special Entity: The Adviser represents that the Fund is not a federal agency or state government body or political subdivision of a state, employee benefit plan subject to Title I of ERISA, governmental plan as defined in Section 3 of ERISA, endowment or any employee benefit plan as defined in Section 3 of ERISA (other than a plan subject to Title I of ERISA or a governmental plan) that has elected to be a Special Entity, and is therefore not a “Special Entity” as defined in CFTC and SEC rules governing swap transactions.

(ii) ERISA Special Entity: The Adviser represents that the Fund is an employee benefit plan subject to Title I of ERISA.

(iii) Non-ERISA Special Entity: The Adviser represents that the Fund is [a federal agency]; or [a state government body]; or [a political subdivision of a state]; or [a governmental plan as defined in Section 3 of ERISA]; or [an endowment]; or [any employee benefit plan defined in Section 3 of ERISA (other than a plan subject to Title I of ERISA or a governmental plan as defined in Section 3 of ERISA) that hereby elects to be a Special Entity].

VIII.

Safe Harbor: (i) Non-Special Entity Safe Harbor: The Adviser represents that the Fund has complied in good faith with written policies and procedures that are reasonably designed to ensure that the Sub-Adviser, as a person to whom it has granted swap and security-based swap trading authority, is capable of (i) evaluating swap and security-based swap recommendations made by swap dealers and security-based swap dealers and (ii) making swap and security-based swap trading decisions on its behalf.

(ii) ERISA Special Entity Safe Harbor: With respect to any swap or security-based swap executed by the Sub-Adviser on the Fund’s behalf, Adviser represents that the Fund will rely on

[14]	“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.
[15]	CEA § 1a(18)(A)(viii)(I).
[16]	CEA § 1a(18)(A)(viii)(III).
[17]	CEA § 1a(18)(A)(ix).

the advice of the Sub-Adviser as its fiduciary (as such term is defined in Section 3 of ERISA) and not on the recommendations (if any) of a swap dealer or security-based swap dealer.

(iii) Non-ERISA Special Entity Safe Harbor: The Adviser represents that the Fund has written policies and procedures that it believes in good faith it has complied with that are reasonably designed to ensure that Sub-Adviser as a qualified independent representative (within the meaning of Rule 23.450 of the CFTC external business conduct rules governing swap transactions) for its swap transactions, and as a qualified independent representative (within the meaning of SEC Rule 15Fh-5) for its security-based swap transactions, meets the requirements to be a qualified independent representative and that such policies and procedures provide for the ongoing monitoring of the performance of the Sub-Adviser as a qualified independent representative.

IX.

CFTC Swap Entity status: The Adviser represents that the Fund is not: (i) a Major Swap Participant or a Major Security-Based Swap Participant as defined in CFTC and SEC rules governing entity definitions or (ii) registered as a swap dealer with the CFTC or registered as a security-based swap dealer with the SEC.

X.

Trading Authority: The Adviser acknowledges and agrees that subject to applicable investment guidelines, the Sub-Adviser has been given full discretion over the trading of swap and security-based swap transactions for the Fund. Such discretion includes, among other things, the authority to open trading accounts with swap dealers and security-based swap dealers and provide directly or through service providers relevant “know your customer” and any other information to such swap dealer or security-based swap dealer, and to receive on the Fund’s behalf the disclosures and other information a swap dealer or security-based swap dealer is required to provide to its counterparties under CFTC, SEC or other rules governing swap or security-based swap transactions, including the form and method of delivery of such disclosures and information.

XI.

Consent to Disclosure: Notwithstanding anything to the contrary in any non-disclosure, confidentiality or other agreement between the Adviser or the Fund and any other party, the Adviser confirms that the Adviser, on behalf of the Fund, hereby consents to and agrees that the Sub-Adviser is authorized to use and disclose information (and to permit counterparties to disclose information) concerning the Fund and the Fund: (a) to the extent permitted by applicable law, rules, regulations, instruments, orders or directives that mandate reporting and/or retention of transaction and similar information issued by any regulatory authority, body or agency with jurisdiction to regulate trade reporting with respect to derivatives activities or to regulate persons with respect to trade reporting in connection with their derivatives activities (the “Reporting Requirements”) or (b) to and between the other party’s head office, branches or affiliates, or any persons or entities who provide services to such other party or its head office, branches or affiliates, in each case, in connection with such Reporting Requirements.

XII.

For the avoidance of doubt, (i) to the extent that applicable non-disclosure, confidentiality, bank secrecy or other law imposes nondisclosure requirements on transaction and similar information otherwise required to be disclosed but permits the Fund to waive such non-disclosure requirements by consent, the Adviser on behalf of the Fund consents to waive such non-disclosure requirements to the extent permitted by such applicable laws and (ii) any agreement between the Adviser or the Fund and any other party to maintain confidentiality of information contained in any non-disclosure, confidentiality or other agreement shall continue to apply to the extent that such agreement is not inconsistent with the disclosure of information in connection with the Reporting Requirements as set out herein. The Adviser represents and warrants that any third party to whom the Fund may owe a duty of confidentiality in respect of the information disclosed has consented to the disclosure of that information. Notwithstanding anything to the contrary in any non-disclosure, confidentiality or other agreement between the Adviser and the Sub-Adviser, in connection with the provision of certain services related to derivatives to the Fund by an affiliate of the Sub-Adviser, the Adviser hereby consents to, and authorizes, the Sub-Adviser to transfer and disclose information concerning the Fund and the Fund’s account to such affiliate for the performance of the services.

XIII.

European Market Infrastructure Regulations (EMIR) and Counterparty Categorization: Market counterparties subject to EMIR need to know to which category their trading counterparts belong in order to assess which EMIR requirements apply to their derivative contracts with such counterparties. Under EMIR, all counterparties to swap transactions must be categorized as a Financial Counterparty (“FC”)[18], Non Financial Counterparty Minus (“NFC-”)[19], Non Financial

[18]

“Financial Counterparty (FC)” means an investment firm authorised in accordance with Directive 2004/39/EC, a credit institution authorised in accordance with Directive 2006/48/EC, an insurance undertaking authorised in accordance with Directive 73/239/EEC, an assurance undertaking authorised in accordance with Directive 2002/83/EC, a reinsurance undertaking authorised in accordance with Directive 2005/68/EC, a UCITS and, where relevant, its management company, authorised in accordance with Directive 2009/65/EC, an institution for occupational retirement provision within the meaning of Article 6(a) of Directive 2003/41/EC and an alternative investment fund managed by AIFMs authorised or registered in accordance with Directive 2011/61/EU.

[19]	“Non-financial Counterparty (NFC-)” means a counterparty below the clearing threshold, as referred to in Article 10 of EMIR.

Counterparty Plus (“NFC+”)20 or a Third Country Entity (“TCE”).21 The distinction between these types of counterparties is important as it affects the nature of the obligations that EMIR applies or will apply to you. Please confirm the classification that applies to you. You must provide the correct categorization so that market counterparties may report trade information to the relevant regulatory bodies. You should also note that if you deem that you are an NFC+ and reside within the EEA, 22 you are required to notify the European Securities and Markets Authority (“ESMA”) and your local competent authority of this status.

a.	Please select the appropriate category below that is applicable to you under the EMIR regulation:

☒	TCE and a Hypothetical FC

☐	TCE and a Hypothetical NFC-

☐	TCE and a Hypothetical NFC+

European counterparties subject to EMIR regulations require all entities they face to provide an EMIR categorization. If a client is a TCE, our European derivatives counterparties will require a hypothetical EMIR categorization to satisfy their regulatory requirements.

b.	Delegated Reporting: The Adviser represents that the Fund is not domiciled within the EEA and therefore the Fund does not delegate any reporting requirements to the Sub-Adviser under EMIR regulations.

[20]	“Non-financial Counterparty (NFC+)” means a counterparty above the clearing threshold, as referred to in Article 10 of EMIR.
[21]

“Third Country Entity (TCE)” means any entity or undertaking that is established outside of the EEA. If a TCE enters into derivative transactions with a FC, NFC+ or a NFC-, that TCE may be required by its FC, NFC+ or NFC- counterparty to perform certain obligations in order to assist that counterparty to comply with its own obligations under EMIR. Accordingly, all TCEs that enter into derivative transactions with a FC, NFC+ or NFC- need to be classified based on the classification it would have if it were established in the EU (i.e. as a “Hypothetical FC”, “Hypothetical NFC+” or a “Hypothetical NFC-”).

[22]	EEA is the European Union plus Iceland, Liechtenstein and Norway.

XIV.	Canadian Representations:

The undersigned hereby represents that each of the following statements is true:

(i) The Fund is not a Canadian Person23; and

(ii) The Fund is not registered as a Dealer24, or registered in an alternative category25 as a consequence of trading in Derivatives26 in any jurisdiction in Canada.

XV.	National Futures Association (“NFA”) BYLAW 1101:

J.P. Morgan Investment Management Inc. (“JPMIM”) is a registered Commodity Pool Operator (“CPO”) and Commodity Trading Advisor (“CTA”) with the NFA. As such, JPMIM must comply with NFA Bylaw 1101, which prohibits NFA members from doing business with most non-members that are required to be registered with the CFTC.

Please complete both sections (1) and (2) below as appropriate.

(1)	NFA Registration Status: Please indicate if you are an NFA member:

☐ Currently registered with the NFA.

☐ Not required to be a member of NFA or to be registered.

(2)	Commodity Pool Operator (“CPO”) Status: Please check all boxes that apply:

☐ The Fund is operated by a person that is a registered CPO with respect to the Fund. If this box is checked, please respond to the following two items:

☐ The NFA ID Number of the CPO is_________________________________.

☐ The CPO is an approved Swap Firm.

☒ The Fund is operated by a person that is not registered as a CPO with respect to the Fund because (check all that apply):

☒ It is excluded from the definition of a CPO under CFTC Rule 4.5.

[23]

“Canadian Person” means a person or company, that is not an individual, that is organized under the laws of, has its head office in, or has its principal place of business in a province or territory of Canada or, with respect to jurisdiction of organization only, the federal jurisdiction of Canada. For this purpose, “person” includes unincorporated organizations such as partnerships, associations, syndicates and trusts and “company” includes any incorporated entity.

[24]

“Dealer” means a “dealer” as defined under the Derivatives Act (Québec) or a “derivatives dealer” as defined under Rule 91-507 and equivalent rules, regulations, instruments, directives or orders when finalized by any Canadian provincial, territorial, federal or national regulatory authority, body or agency with jurisdiction to regulate derivatives activities or to regulate persons with respect to their derivatives activities, including the Office of the Superintendent of Financial Institutions with respect to the activities of federally regulated financial institutions (Canadian Regulator).

[25]	The reference to registration in an alternate category includes reference to registration as a large derivative participant. This regime is not yet in place in any jurisdiction.
[26]

Derivative means a derivative as defined in the securities or derivatives legislation, rules or regulations of a relevant Canadian jurisdiction, that is not excluded from the definition by reason of any rule or order of the relevant Canadian Regulator

☐	it is exempt from registration as a CPO under CFTC Rule 4.13(a)(3).
☐	it relies on CFTC No-Action Letter 12-38 (for certain Funds of Funds).
☐	it is exempt from registration as a CPO under CFTC Rule 3.10(c).
☐	it relies on another CFTC No-Action Letter (please specify)______________________________.
☐	it is otherwise exempt or excluded from CPO registration (please specify basis) ___________________.

☐	The Fund is exempt from the definition of commodity pool under CFTC Rule 4.5(a).

☐	A claim of exemption exclusion, or reliance on a CFTC No-Action Letter has been filed with the NFA.
☐	The NFA ID number associated with the claim is__________________________________.

Funds to which this section applies:

This Letter Agreement shall automatically terminate upon termination of the Agreement.

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS ACCOUNT DOCUMENT.

Very truly yours,

LINCOLN FINANCIAL INVESTMENTS CORPORATION

By:	/s/ Benjamin Richer

Name:	Benjamin A. Richer

Title:	Senior Vice President

Appendix 1: Definitions

“U.S. Person Categories” means the enumerated categories of “U.S. persons” that are provided pursuant to CFTC Rule 23.23 (17 C.F.R. 23.23(a)23). For informational purposes only, the text of the categories is reproduced below:

(i)	A natural person resident in the United States;

(ii)

A partnership, corporation, trust, investment vehicle, or other legal person organized, incorporated, or established under the laws of the United States or having its principal place of business in the United States;[27]

(iii)	An account (whether discretionary or non-discretionary) of a U.S. Person; or

(iv)	An estate of a decedent who was a resident of the United States at the time of death.

[27]

The CFTC stated in the Cross-Border Rule that, in its view, the language herein would include pension plans for the employees, officers, or principals of a legal entity described in this paragraph. The language in this paragraph also “subsumes the trust prong” of the “US Person” definition in the Cross-Border Margin Rule.

EXHIBIT A

TRUSTS AND FUNDS

LINCOLN VARIABLE INSURANCE PRODUCTS TRUST (the “Trust”)

LVIP JPMORGAN SELECT MID CAP VALUE MANAGED VOLATILITY FUND

LVIP JPMORGAN RETIREMENT INCOME FUND

LVIP JPMORGAN CORE BOND FUND

LVIP JPMORGAN SMALL CAP CORE FUND

LVIP JPMORGAN U.S. EQUITY FUND